UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2007

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21669	95-4313013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5775 Rio Vista Drive

Clearwater, Florida 33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On September 16, 2004, Digital Lightwave, Inc. (the “Company”) issued a Secured Convertible Promissory Note (the “Convertible Note”) in the original principal amount of $27.0 million to Optel Capital, LLC (“Optel”), an entity controlled by the Company’s largest stockholder and current chairman of the board of directors, Dr. Bryan J. Zwan. Outstanding principal and accrued and unpaid interest under the Convertible Note, or any portion thereof, is convertible into shares of the Company’s common stock at any time, and from time to time, at a conversion price per share equal to one hundred percent of the average of the daily volume-weighted average trading price of the Company’s common stock during the period of five consecutive trading days ending on the date immediately prior to the date of any conversion of the Convertible Note (the “Applicable Conversion Price”). As of January 4, 2007, there was approximately $34.8 million of outstanding principal and accrued and unpaid interest under the Convertible Note, and the Applicable Conversion Price was $0.1578 per share.

On January 4, 2007, Optel delivered a conversion notice to the Company pursuant to which Optel irrevocably elected to convert $34,751,113 of the amount outstanding under the Convertible Note into 220,222,515 shares of the Company’s common stock. Pursuant to the terms of the Convertible Note, the Company will, as soon as practicable, issue and deliver a certificate for such shares to Optel. The shares of common stock issued to Optel upon conversion of the Convertible Note were issued in accordance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.

As a result of the conversion of the amount outstanding under the Convertible Note, Optel and other entities controlled by Dr. Zwan control, in the aggregate, approximately 91.1% of the issued outstanding shares of the Company’s common stock (after giving effect to the conversion).

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: January 5, 2007	By:	/s/ Kenneth T. Myers
Kenneth T. Myers President and Chief Executive Officer